LANDRY’S RESTAURANTS, INC. (LNY/NYSE) ANNOUNCES RESTAURANT CLOSURES DUE TO HURRICANE RITA

Houston, Texas (September 21, 2005)

Landry’s Restaurants, Inc. (NYSE: LNY – News), one of the nation’s largest casual dining and entertainment companies, announced that 18 restaurants in Galveston County are closed as a result of mandatory evacuations due to the possibility that Hurricane Rita will come ashore in the area. The Company is continuously monitoring the projected path of the hurricane and may close additional restaurants as the storm’s path becomes more defined. Landry’s has another 42 restaurants, three hotels, the Kemah Boardwalk and the Downtown Aquarium that may be subject to closure. The Company also has three restaurants that remain closed due to Hurricane Katrina and remains unable to estimate reopening dates.

Rick H. Liem, Senior Vice President and Chief Financial Officer stated, “We carry substantial insurance coverage for events such as this. Our management team is well versed in hurricane preparedness and is executing our contingency plans to minimize damages.”

Tilman J. Fertitta, Chairman, President and Chief Executive Officer stated, “Landry’s has always operated along the Gulf Coast where hurricanes are a way of life. Most important is to ensure that our employees and their families are able to prepare for the possibility that the storm will come ashore near them.”

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, the Company’s inability or failure to consummate the Golden Nugget transaction, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta Chairman, President and CEO (713) 850-1010 www.landrysrestaurants.com	Rick H. Liem Sr. Vice President and CFO (713) 850-1010 www.landrysrestaurants.com